VitalStream Reports Record Second Quarter Revenue
and Raises 2006 Guidance

•	Posts record revenue of $6.2 million, up 57% year-over-year and 12% over the first quarter
•	Raises 2006 revenue guidance to $25 million - $27 million
•	Projects positive net income for the fourth quarter of 2006

Irvine, CA, July 27, 2006 - VitalStream Holdings, Inc. (Nasdaq: VSTH), a world leader in audio and video streaming, today reported results for the second quarter of fiscal 2006. The Company’s GAAP results of operations for 2006 include the impact of expensing stock options resulting from the adoption of Statement of Financial Accounting Standards No. 123(R).

Management Commentary
"VitalStream’s ability to deliver unique solutions that meet the unprecedented growth in the demand for delivery of audio and video content has resulted in record revenue during what is traditionally a slower growth quarter for online businesses. Our confidence in our business and outlook, especially as it relates to the online advertising opportunities now available to us as a result of the integration of the ad insertion and reporting technology we acquired from Eonstreams, enables us to raise our 2006 guidance. Not only do we expect demand for our content delivery solutions among content owners and enterprise customers to continue to accelerate, but we have begun to capitalize on the synergies inherent in providing both streaming and ad-insertion and delivery capabilities over the Internet," said Jack Waterman, VitalStream’s Chairman and CEO.

Second Quarter Financial Results

Revenues for the quarter ended June 30, 2006 were $6.2 million, an increase of approximately 57 percent over revenues of $4.0 million in the second quarter of 2005.

Net loss for the quarter ended June 30, 2006 was ($1,403,000), or ($0.06) per share, which includes $313,000, or $0.01 per share, of non-cash share-based compensation charges. This compares to a net loss in the same period last year of ($528,000), or ($0.03) per share. Gross margins for the second quarter of 2006 were 50%. Adjusted EBITDA loss for the quarter ended June 30, 2006 was ($168,000), which includes approximately $300,000 in non-recurring charges related to the Company’s acquisition of Eonstreams on May 20, 2006 and to its application for the Nasdaq Capital Market listing that occurred during the quarter. It also includes approximately $100,000 in higher than expected costs related to Sarbanes-Oxley compliance. (See “Use of Non-GAAP Financial Measures” below for definition of Adjusted EBITDA).

“While the short-term factors detailed above impacted our second quarter bottom-line results, these investments are critical to the growth of VitalStream as we seek to capitalize on the opportunities in front of us. We are supporting extremely strong demand for VitalStream’s streaming solutions by enterprise customers in the U.S. and are setting the stage for international growth moving forward,” continued Mr. Waterman.

Customer Wins and Online Advertising Update
VitalStream’s customer base includes many of the largest and fastest growing streamers of audio and video content, including Disney and Myspace.com. Notable new customers added during the second quarter of 2006 include Greyhound, the United Nations, Microsoft Prodigy, Buy.com, QuePasa, Home Depot and Gillette.

In a strategic initiative designed to expand VitalStream’s market opportunity beyond the storage and streaming of rich media content, the Company acquired the business of privately-held Eonstreams on May 20, 2006. Since the close of the transaction, the former Eonstreams business has been re-branded VitalStream Advertising Services, and the technical integration of online advertising insertion technology has been largely completed.

“We are very encouraged by the activity levels and sales pipeline for our services, which has increased significantly since the acquisition. The addition of these new solutions is already providing us an entry point to up-sell new solutions to VitalStream’s current client base, while simultaneously expanding our market opportunity beyond content owners to leading brands that have an online presence but have not yet fully monetized their brand equity online,” said Steve Newman, former CEO of Eonstreams and now executive vice-president of VitalStream Advertising Services.

Financial Outlook
VitalStream today raised its full-year 2006 revenue guidance to $25 million to $27 million from $23 million to $25 million and continues to expect gross margins to expand beyond second quarter levels in the third and fourth quarters of 2006. The Company expects to achieve positive net income in the fourth quarter of 2006. “We believe that the combination of our streaming solutions plus our new online advertising capabilities will result in robust growth in the second half of 2006 leading to record revenue for the year. We expect that the combination of margin expansion and the absence of non-recurring costs we had in the second quarter will permit us to achieve positive net income during the fourth quarter of 2006, a first for VitalStream. This outlook reflects management’s focus on building shareholder value by capturing top-line growth while positioning the company for long-term profitability,” concluded Mr. Waterman.

Conference Call

Analysts and investors are invited to participate in VitalStream’s conference call to receive more information on its financial results and business developments. The VitalStream second quarter teleconference and webcast is scheduled to begin at 3:00 p.m. Pacific Time on Thursday, July 27, 2006. To participate on the live call, analysts and investors should dial 800-366-7417 at least ten minutes prior to the call. VitalStream will also offer a live webcast of the conference call, accessible from the "Investor Relations" section of the company’s Web site (http://www.vitalstream.com/investor/).

Use of Non-GAAP Financial Measures

VitalStream defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, amortization, non-recurring asset sales, and stock-based compensation. Adjusted EBITDA attempts to eliminate significant non-cash items and items that are not part of the Company's core operations. Adjusted EBITDA is not a measure used in financial statements reported in accordance with generally accepted accounting principles, does not represent funds available for discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. Adjusted EBITDA should not be considered as an alternative to net loss or net cash used in operating activities. VitalStream’s calculation of Adjusted EBITDA may not be comparable to the computation of similarly titled measures of other companies. A tabular reconciliation of Adjusted EBITDA to net income is set forth on the last page of this press release.

VitalStream’s management uses Adjusted EBITDA as a measure of its operating performance. In addition, VitalStream believes that Adjusted EBITDA may be useful to existing and potential creditors of VitalStream, and to analysts and investors that follow VitalStream’s performance, because it is one measure of the income generated that is available to service any outstanding debt.

About VitalStream, Inc.

VitalStream, Inc., a wholly owned subsidiary of VitalStream Holdings, Inc. (Nasdaq: VSTH), is a global provider of integrated content delivery services that enable businesses to broadcast digital media and communications to worldwide audiences via the Internet. The company provides complete solutions, including video and audio streaming, live event broadcasting, media asset management, integrated Web hosting and consulting services, that seamlessly integrate with today's leading streaming media technologies. To ensure a worldwide reach, VitalStream engineered its award-winning content delivery network certified for quality delivery in the United States, Europe and Asia. For more information, visit www.vitalstream.com.

Forward-Looking Statements
This news release contains forward-looking statements made in reliance upon the safe harbor provision of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by these statements. Forward-looking statements may include statements addressing future financial and operational results of the company. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: the risk that the company's revenue may decrease on a quarter over quarter basis because of a slower than projected growth in the demand for digital broadcast and streaming services; the risks that our existing customers may cease to use or reduce our services and/or may not use our services at the projected rate; uncertainties regarding the future demand for our products and services generally despite our recent infrastructure investments, expansion into other markets and product enhancements; the risk that the trend toward increasing broadband penetration may not continue; our inability to compete or the competitive advantage of companies that compete or may compete in our markets; the possibility that our new product offerings developed independently or based upon or incorporating our partners’ proprietary technology may not predictably be accepted by our customers, perform as anticipated or be available longer-term due to arrangements that may be terminable under certain circumstances; we may be unable to keep up with evolving industry standards and changing user needs; the risk that acquired businesses or assets may be difficult to integrate or may not have the benefits anticipated; the risk that we may experience technical or security problems that injure our business or increase our operating costs; and/or uncertainties regarding our ability to pursue our proposed business strategy. More detailed information about these factors and others are discussed in “Risk Factors,” and elsewhere in the most recently filed Annual Report on Form 10-K of VitalStream Holdings, Inc., and other documents periodically filed by VitalStream Holdings, Inc. with the SEC. Such forward-looking statements speak only as of the date of this release. The company is under no obligation and expressly disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

VitalStream is a registered trademark of VitalStream, Inc.. All other names and marks are property of their respective holders.

Investor Relations Contacts: Alex Wellins or Jennifer Jarman The Blueshirt Group 415-217-7722 alex@blueshirtgroup.com or jennifer@blueshirtgroup.com

VITALSTREAM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2006 AND 2005
(Unaudited)

ASSETS
	June 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
Current assets:
Cash	$20,073,113	$4,118,308
Accounts receivable, net of allowance for doubtful accounts/credits
of $373,824 and $454,182 at June 30, 2006 and December 31, 2005, respectively	3,296,892	3,123,006
Prepaid expenses	672,369	628,576
Other current assets	347,031	238,274

Total current assets	24,389,405	8,108,164

Fixed assets, net	10,850,965	7,802,278

Restricted cash	200,926	200,626
Goodwill	19,404,284	3,577,678
Loan costs	-	-
Other intangibles, net	1,224,722	167,500
Other assets	89,891	172,915

TOTAL ASSETS	$56,160,193	$20,029,161

LIABILITIES & SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,427,800	$1,842,440
Accrued compensation	639,742	487,604
Current portion of capital lease obligations	2,043,033	642,136
Current portion of line of credit obligations	3,991,621	2,991,621
Accrued expenses	1,384,038	807,719

Total current liabilities	9,486,234	6,771,520

Capital lease obligations	1,301,773	208,767
Line of credit obligations	1,247,905	743,716
Deferred rent	82,141	86,549
	2,631,819	1,039,032

Shareholders' equity

Series B preferred stock, par value $0.001; authorized shares, 1,100; issued and outstanding shares, 0 and 0 at March 31, 2004, and December 31, 2003, respectively, Note 5	-	-

Common stock, par value $0.001; authorized shares, 290,000,000; issued and outstanding shares, 22,990,575 and 17,580,083 at June 30, 2006 and December 31, 2005, respectively,	86,328	70,321

Additional paid-in capital	58,792,743	24,810,514
Accumulated deficit	(14,836,931)	(12,662,226)

Total shareholders' equity	44,042,140	12,218,609

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$56,160,193	$20,029,161

Difference	$-	$-

CFS vs. BS Difference: s/b zero	$15,954,805.00	$(6,158,014.00)

BS vs. IS Difference: s/b zero	$1,843,726.00	$(8,941,641.00)

VITALSTREAM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTH AND SIX MONTH PERIODS ENDED
JUNE 30, 2006 AND 2005
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenue	$6,205,982	$3,957,312	$11,767,811	$7,355,200

Cost of revenue	3,092,682	1,763,385	5,843,567	3,417,328

Gross Profit	3,113,300	2,193,927	5,924,244	3,937,872

Research & development	447,288	217,886	871,147	372,657
Sales & marketing	2,093,062	1,325,614	3,677,590	2,357,533
General & administrative	2,063,137	1,112,051	3,585,333	2,000,651

Operating Loss	(1,490,187)	(461,624)	(2,209,826)	(792,969)

Other income (expense):
Interest income (expense), net	89,542	(56,700)	41,395	(117,446)
Income tax expense	-	-	(1,715)	(800)
Other income (expense)	(2,500)	(9,874)	(4,559)	186,624
Net other income (expense)	87,042	(66,574)	35,121	68,378

Net Loss	$(1,403,145)	$(528,198)	$(2,174,705)	$(724,591)

Basic and diluted net loss per common share	$(0.06)	$(0.03)	$(0.10)	$(0.05)

Shares used in computing basic and diluted net loss per common share	21,926,141	15,883,375	20,894,439	15,489,776

VITALSTREAM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED EBITDA AND ADJUSTED EBITDA
FOR THE THREE MONTH AND SIX MONTH PERIODS ENDED
JUNE 30, 2006 AND 2005

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net Income (Loss)	$(1,403,145)	$(528,198)	$(2,174,705)	$(724,591)
Depreciation and amortization	1,012,048	521,453	1,908,935	942,780
Interest (income) expense, net	(89,542)	56,700	(41,395)	117,445
Income tax expense	-	-	1,715	800

EBITDA	$(480,639)	$49,955	$(305,450)	$336,434

Gain on sale of customer accounts	-	-	-	(200,000)
Stock-based compensation	312,505	-	566,871	-

Adjusted EBITDA	$(168,134)	$49,955	$261,421	$136,434